EXHIBIT 10.15

                         Lease Contract

Between:
The Auxiliary Society of Public Information (FIP)
Societe Anonyme au Capitol de 2.240.000 Frs
Social seat & Bureau:
12, Rue Chauchat
75009 Paris
Tel: 48.00.86.00
Represented by: M. M. Bichot, Adjunct Director General
hereafter referred to as the Lessor
                                             First part,
and:
Twinsys Dataguard SA
SA au Capitol de 250.000 F
Tour Mirabeau- 39 Quai Andre Citroen
75015 Paris

Represented by:     _________
Hereafter referred to as the Lessee
                                             Other part,

                   General Terms of the Lease

Section 1 Date of effect of the lease, rentals, methods of payment:

1.1 The lease takes into account the putting into service of equipment belonging to the Lessee certified by a written agreement that is put into working order.
For the equipment already in use and on location close to the Supplier, the date the lease takes effect is specified in the Special Conditions of the contract (date of conversion). The rentals are payable according to the methods indicated in the Special Conditions of the contract.

1.2 The rentals are transferrable and uncontestable. They will stay fixed throughout the duration of the lease under the sole condition that any variation in tax or T.V.A. will be imposed according to general fiscal rules of operation. To that effect, the Lessor is authorized in full right, without formal preamble, to make any practical and correlating adjustments. All taxes due on the present title are the sole responsibility of the Lessee.

1.3 In case of delay in payment of sums by the Lessee, late interest/fees will be due to the lessor; they will be calculated on a temporary, pro-rated basis by taking the highest of these obligations taking affect by the date of eligibility, the rate is increased three points. The late interests are carried by the number of days running since the date of eligibility increased by 15 days. The Lessor gains, over and above, by right the value of maturity, and makes reimbursement, in all cases the various costs engaged for all recalling of maturities.

1.4 The rentals figured under the Special Conditions are established on partly a scale of the Supplier's and partly on a scale of the Lessor's taking effect on the date of establishment by the Lessor of the present contract. They will be actualized following the scales put in effect after the Lessor's receipt of a written agreement placing in working order, where that of the Lessee in lieu of, issues a delay of eight days seen in article
2.1. The Lessor has also the ability, in full right, to modify, and without prior establishment, the raising of rents proportionally according to the scales retained. At all times the Lessor renounces the actualization following his own scale if he receives a written agreement to place in working order during a delay of one month counting from the date of signature by the Lessor on the present contract.

1.5 The rents and equipment previously on location and on site are closed and non-revisable counting from the date of signature, by the Lessor, on the present contract and throughout the duration of the contract.

1.6 The duration of the contract is irrevocable and the obligations defined are indivisible.

Article 2  Equipment in Working Order-On Site Conversions

2.1 Equipment left behind
2.1.1 The Lessor chooses the equipment marked and of the type which he determines, and the function of the required qualities and methods. For the proper needs and uses the Lessee will procure under general conditions of supply, equipment indicated. The Lessee estimates the technical specifications. The places and delays of installments of delivery are indicated by the Lessor and previously accepted by the Lessee.

2.1.2 The Lessee recognizes having foreknowledge of the general conditions of the of the Lessor having subscribed to the present contract. The Lessor transfers to the Lessee all rights and obligations relating to the Lessee.
As a result, the Lessee renounces all action against the Lessor- notably the title of guarantee. The risks, industrial ownership and guarantee of the Lessor against all action of the supplier concerning the protection and misuse or exploitation of programs and the private affairs of the employees.

2.1.3 The Lessee must notify the Lessor of effective delivery of equipment as soon as possible.

2.1.4 The Lessee effects that, for his own account, under the present contract, he will verify that the equipment is entirely in conformity with the specifications of the rental agreement's tests of usage.

2.1.5 That verification being made, the Lessee must furnish the Lessor:
     1. A written agreement that places in working order (signed by himself and the Lessor) that all equipment furnished conforms with specifications and was subject to tests of usage.
     2. By a written agreement stating the difficulties in each condition below, so for each clause whatever, the equipment will have been in conformity. The written agreement must mention explicitly all the motives assigned justifying the composition.

In the event that the Lessee abstains from drafting one or the other written agreement, and eight days after placing the working order the equipment provided by the supplier, the Lessor will address to the Lessee a letter recommending acknowledgment of receipt, reminding him that with the intervention of another eight day delay in the placement of the working order, he has consented to make all the reserves he deems necessary. After the delay has passed, the Lessor may then in right consider that the Lessee has accepted the equipment at the date placed on the working orders. The signature on the written agreement under the conditions defined below implies that the Lessee accepted the equipment complete.

2.1.6 In case of extension of the delay of implementation of the working orders is not created by the Lessor, an equal indemnity of rents is due to the Lessor prorated by the Lessee on a temporary basis. The Lessee accounts for the initial date already appearing in paragraph II of the Special Conditions, and for the entire duration of that delay.

2.2 Equipment Already on Site    The equipment covered in the contract is
already opened and placed in working order by the Lessor. The signature on the current contract allows for intervention no later than the date of conversion listed in Special Conditions, through which, by default, the Lessor ceases to engage in equipment.

2.3 Grouping of Equipment     In each case figured held by precedent, the
Lessor is not able to be held responsible for the following: notably in case of deterioration, the defective functioning of the material or the bad placement of damages caused by the said equipment or his obligation to deliver.

Article 3    Guarantees

3.1 The material is covered by the guarantee given by the supplier. At the beginning the Lessor confers to him orders to be in accordance with the law in case of contests relative to the construction, functioning, and rendering open or abandonment of the equipment. The equipment will be provided with a sign indicating that it is the property of Credit d'Equipement des Petites et Moyennes Enterises/Small and Medium Sized Business Equipment Credit. In the case that the sign has not been posted by the supplier, the Lessee then informs the Lessor within three days following the date of effect at the location defined in Article III of the Special Conditions. The Lessor then sends the Lessee a sign which will be immediately posted behind the equipment, a place visible and legible throughout the duration of the contract.


Section 4     Use/Installation/Maintenance and Verification of the Equipment

4.1 Use, in the case where, for a reason not understood by the Lessor, the equipment is not able to be placed at the disposal of the Lessee in the delay already seen in the contract or if the supplier or another intermediary doesn't respect the technical specifications or the conditions of initial use, that, for some reason, the contract is not able to take effect on the date indicated, the Lessee is not able to take recourse against the Lessor, or make demands of damages and interests or reductions of rent in case of indemnity. After the signing date of the written agreement has been placed in effect, after tacit acceptance of the already seen article 2.1 indentation 5 where, after the date of conversion already seen in the Special Conditions, the Lessee is not able to delay the application of the contract- neither report nor interrupt the regular payment of rents. In particular, the Lessee does not have the right to a reduction in rents or indemnities, neither the cancellation of the contract if the equipment is not able to be used for each cause listed: in case of deterioration, theft, avarice or strike. By derogation of the dispositions Article 1721 of the Civil Code, all expenses required for use by employees, and the good condition/repair of the equipment are the responsibility of the Lessee. In particular, the Lessee must subscribe, close to the Builder, a maintenance contract conforming with standard rules of construction. The Lessee remains responsible for the aforesaid maintenance contract for the entire duration of the contract. In the case where, for some reason or another, the Lessee terminates the maintenance contract or cease to respect obligations, the Lessor may cancel the present contract in conformity with the terms of Article 7 hereafter. The Lessor is to be notified by the Lessee of all deterioration, avarice or destruction of equipment. Thus the Lessor is notified by the Lessee of each accident caused. The Lessor, where mandatory, may visit the equipment at his convenience. The breaking off of the equipment by onerous title or gratuitous title and it's provision are forbidden. The taking, subleasing of equipment and all cessation of rights resulting for the Lessee in the lease are subordinate to previous authorization in writing by the Lessor. In case of possible seizure of equipment the Lessee must immediately notify the Lessor, raising protestation against the seizure and taking steps to make known CEPME's property. If the seizure is levied, it will become necessary to raise costs to obtain a levy. As a matter of course the Lessee must respect, on each occasion, by all means and costs the right of the property of CEPME. The Lessor has the liberty to effect a security which he will be able to demand from the Lessee. The Lessee will eventually be considered a third shareholder.

Article 6        Civil Responsibility, Responsibility for Loss and Damage,
                 Guarantee

6.1  Civil Responsibility    Starting from the effective date of the lease
defined under Special Conditions and just before the end of the lease, the Lessee watches over the equipment to guard against loss, guaranteeing the Lessor against all reasonable damages caused to the equipment by its' use by employees or damages resulting from bad manufacturing or defacement; the Lessee agrees to underwrite a security officer responsible to the CEO to guard against equipment taken from the location. He will be engaged to obtain the guarantee of benefits under CEPME.

6.2   Responsibility for Loss and Damage of Equipment Guarantee   During the
entire duration of the lease the Lessee is responsible for all risks of deterioration and partial or total destruction of equipment taken on location- which will be seen as the cause of damage unless otherwise determined to be an Act of God. In order to guarantee the interests of both parties, the Lessor benefits from police assurances that the terms and conditions accepted by the Lessee are precisely those in the Conditions of Assurance made following presentations. The rules regarding the collection of relative costs of police are included in the raising of rents.
Partial Damage- In the case of partial damage incurred to the rental equipment, the Lessee must then pay damages on the equipment and continue with rental payments.
Total Damage- In the case of total damage the Lessee must replace the material identified as the cause of the damage. The damages received by the Lessor or the insurance companies are imputed as reimbursement for sums paid by the Lessee.

Article 7    Cancellation of the Contract
7.1 The lease is able to be canceled by full right of the Lessor without need of judicial format 15 days after occupation by a simple letter that says in effect, that in the case of non-payment at the maturity of terms of rent or in case of non-execution by the Lessee of one of the terms of the general conditions , and without offers of payment or later executions, the payment of or the execution after the imparted delay, able to raise against the Lessor the right to demand cancellation. In that eventuality, the Lessee must make immediate restitution of the equipment to the Lessor and to issue a title of indemnity of cancellation. Forfeiture will make equal the difference between the first part, the price of the rent outside taxes, the equipment consigned to the client by the supplier capitalized from the date of cancellation, and the means and release of the obligations guaranteed increased by three points, and finally, the raising of the rental not including taxes prior to equipping, agreed to by client and by the supplier, capitalized from the date of cancellation.

7.2 In the case where the Lessee refuses to replace equipment, he allows for the constraint of an ordinance rendered by the President of the Tribunal of Commerce by simple request of referral. At the outset, all costs incurred by the Lessor for the resolution are thus all costs related to the disassembling and transporting of the equipment on return and will be the exclusive charge of the Lessee.

7.3 In the case of diminishment of the guarantees and sureties conferred under the present contract it may be canceled in full right without indemnity if it seems good to the Lessor under the conditions stipulated in the two paragraphs below.

Article 8            Renewal of Contract

8.1 Issuing from the closing period of the lease under Article III of the Special Conditions, the Lessor may extend the lease or extend restitution of the supplies to the Lessor.

8.2 Notification-     The Lessee must as a result of the correct initiative,
notify the Lessor of the option chosen no later than 4 months before the expiration of the contract. A default option before delay- the lease follows by tacit renewal and in full right under the initial conditions precisely laid out in Article 8.3. It is able to be interrupted in respect to the previous quarter month by notification made by the Lessor and by restitution of the material.

8.3 Extension of the Lease- The rents of the extension are identified as those of the period closing and under the conditions of article 5/Special Conditions. It will be therefore established on a monthly basis- it falls to the Lessee to define with the supplier the following conditions regarding material; at issue is the period of extension and under reserve of notification made in the conditions of Article 8.2. The Lessee has the faculty to restore the equipment according to the modalities of Article 9.

8.4 By default of friendly restitution of equipment by the Lessee, it suffices to constrain the Lessee by an ordinance rendered by the President of the Commerce Tribunal or the Grande Instance de Paris under simple request or by verbal referral.

Article 9      Return of the Equipment

The Lessee must, at the end of the lease, return the equipment to the Lessor in good condition and complete functioning, with the pieces it composes in consecutive and normal condition. The costs to be returned at the end of the lease will be the responsibility of the Lessee, the costs at all times may not exceed those which resulted from a return of the merchandise to Paris.

Article 10       Taxes and Costs

All taxes and costs which are able to be justified in line with the rental of the equipment, will be the sole responsibility of the Lessee. This includes all costs occasioned by the execution of the lease.

Article 11        Selection of Legal Residence-Jurisdiction

To execute the present contract, the parties may make their current seat/ headquarters their legal residence. As other litigation will be given in lieu of execution or interpretation of what the obligations resulting from the present will be, made known at the Lessor's discretion to the Paris
Tribunals otherwise known as the Competance of the Tribunals Registered Office of the Lessee.

                                        Special Conditions

I Value of the Equipment
The value of the equipment under the present contract is 13.500.000 F HT, price reached by a common agreement between the Lessor and Lessee in July of 1995.

II Introduction
Date of Effect of Lease                         Location Rented

July 1, 1995                                    Twinsys Dataguard
                                                Tour Mirabeau
                                                39 Quai Andre Citroen
                                                75015 Paris

III Duration of the Lease     36 months
By a common agreement between the parties, the date of effect of the lease is fixed at July 1995. The equipment is included and already delivered, placed in service and accepted in the state in which they were found, used regularly by the Lessee who prohibits all returns at which time the title will be transferred back to the Lessor.

IV Rentals
The rentals of the lease are payable monthly on standing terms by automatic withdrawal defined under Article 1 of the General Terms figuring under section 1:
- The grand total (rentals) is 14.679.386 F HT and is broken down as follows:
- 1 monthly rental limited to falling due 01.07.95 with one increase to
  423.106 F HT
- 1 monthly rental end payable on 01.08.95 with one increase to 3.923.106 F
  HT
- Seven monthly rents maturing, the first of which is due 01.09.95 and the following dates; 01.10.95, 01.11.95,.01.12.95,.01.03.95
- 27 monthly payments ending with each falling due with an increase to
273.016 the first of which is payable 01.04.96 and the last .01.06.98

The raises mentioned are closed and final for one price in effect at the location from July of 95. They will be increased by TVA at a rate in force so that all rights, costs, fixed taxes existing come directly or indirectly under the title of present contract and the materials leased in the outline.

V Payment of Rents
The payment of rents fall below on the figure of Annex #1

VI Validity of the Proposal of Offer of Lease
The present contract must be returned signed by the Lessee before July 3 1995.

VII Other Proposals
1. The present contract is settled under the reserve of security of the profit of F.I.P. The contracts in effect between the Lessee and its' clientele, notably France Telecom. The act of delegation is established according to a model with three copies of each of the contracts, signed by the Lessee and accompanying the original correspondence contract delivered by title pledged.

2. In case of loss by the Lessee of the payment obligations of title of the present contract, whereby the Lessee has not remedied the situation, after a period of eight days the Lessor sends a certified letter to the Lessee.
This will include the right of beneficiary of sureties and guarantees already seen in the act of delegation in the joint annex of the present contract.

3. The present contract annuls and replaces the contract established on July 7, 1995.

Made with 2 copies in Paris, July 12, 1995.



Attachment 2

The monthly rentals of the lease extension are fixed following the conditions below

Lot               Designation               Ext of lease          Terms
                                            in Francs HT
1                 All Equipment             273.016               By choice

                               Section #1

Reference     Series#       Quantity      Designation          Rent in Francs

CPS 8511      LWR 18420286  1             Central Unit         1 X 423.106 plus
CLU 8501      LWR 18490249  1             Water Cooling System 1 X 3.923.106
CSU 8502      LWR 18630166  1             Console System       7 X 423.106
                                                               27 X 273.016

The rents are payable monthly in the terms chosen:
The address created is:

The rules will be effective under the presentation by the Lessor appropriation domiciles at the bank designated by the Lessee. Authorization of appropriation corresponds with the judgement of appropriation that will be signed by the latter at the same time as the rental agreement.

Attached Conditions of Assurance
Important Note-
Under penalty the expiration of the Guarantee of Assurance, the Lessee must, in less than 48 hours inform the Lessor of sudden loss.

1. Object of Assurance
The assurers grant against all loss or material damage that the losses or damages will not make object one of the exclusions already seen in Chapter 11, here below, all of the general materials standard or office, so that their accessories and supports all say that they are owned by CEPME.

2. Exclusions
It is agreed that the following are uniquely excluded of the guarantee:
a. Damages created by foreign or civil war so that the following decisions by civil or military authorities (destruction,requisition,confiscation)
b. The damages or aggravation of damages of nuclear cause or causes by all sources of ionic radiation c.The damages resulting from an intentional fault where the administrators and/or the legal representatives act individually or collectively with third parties, so that they, by default execute their actions with the assurances of the above mandates d.The damages normally guaranteed by the suppliers, constructors and builders by virtue of the maintenance contract signed by the Lessee In all cases, if they decline their responsibility or are insolvent, and if the cause of breaking is guaranteed under the present contract, the guarantor takes the loss and exercises himself recourse instead
e. The Damages
-Due to use whether it be mechanical, heat related, chemical, deterioration or depreciation normal or progressive, dryness, the presence of coal dust -Attachment of cables other than electrical conductors
-Interchangeable parts mounted on the machines, or, in general, damages to all parts of the machine necessary for its' function or frequent replacement. In all cases where damages will be entered under the same breach of destruction or loss of neighboring parts or other parts in good condition, the guarantee of acquirement is raised and the worn out piece is excluded f.The theft or misappropriation of materials
g. The damages of video or electronic tubes save those resulting from a loss guaranteeing damage to other parts of material

III The Connection of Guarantees & Franchise
The guarantees in the present contract exercise a maximum sum of 60,000,000 per loss with the application of one exemption
-10% of the mounting of damages in the case where the damages are equal to or less than 100,000F with a minimum of 4000 F
-10,000 F of the mounting of damages in the case of damages greater than 100 000F.

If the total cost of the assured value (cf chapter IV) is lowered directly or indirectly by CEPME exceeding that on site, then the sum of 60 000 000 F is guaranteed by the Lessee, CEPME must be informed before the last subscription of an specific insurance for exceptional risk.

IV Assured Value
For each material guaranteed, the value assured is the difference between one part, the prix of the initial taxes of equipment consented to by the client to the supplier and the other part is raised by taxes paid on the title and location after all has been capitalized. That value is then capitalized and may eventually be increased by a total of monthly rents paid in advance to AUXIFIP by the clients, who must be reimbursed for loss before the final pay period.

V Rules of Losses

It is understood that one understands by:

-Reparation Costs: Cost of Reparation for pieces and their replacement, costs of mounting and dismounting an costs of transport

-Partial Damages- A damage where the cost of reparation is less than the current assured value of the material

-Total Damages- A damage where the total cost of reparation is equal or greater than the current assured value of the part

In the case of damages these indemnities will follow:
a. Partial damage- Cost of repair defined below, less than the current declared value of the item
b. Total damage- Higher than the last assured value of the material

VI Agreements
It is agreed that these assurances renounce all recourse that must be exercised in the case of material damage caused by third party sub-leases or users with whom AUXIFIP may sub-let or give in assurance guaranteed materials.